Exhibit 4.20

THE SYMBOL “[****]” DENOTES PLACES WHERE PORTIONS OF THIS DOCUMENT HAVE BEEN OMITTED PURSUANT TO A REQUEST FOR CONFIDENTIAL TREATMENT. SUCH MATERIAL HAS BEEN FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION.

MASTER SERVICES AGREEMENT

This Master Services Agreement (“Agreement”) is entered into effective as __________ __, 2012 by Clinipace, Inc. (“Clinipace”) a Delaware Corporation located at 3800 Paramount Parkway Suite 100 Morrisville, NC  27560 and RedHill Biopharma LTD (“REDHILL”) a pharmaceutical company with offices at 21 Ha’arba’a St. Tel Aviv 64739, Israel.

Recitals:

REDHILL is engaged in the business of developing, manufacturing and/or distributing pharmaceutical products.  REDHILL desires to engage Clinipace to provide certain services as described herein subject to the terms and conditions of this Agreement.

Clinipace is engaged in providing clinical trial services, research and related software applications that support the management of clinical research projects. Clinipace possesses the experience, expertise and qualifications to perform the services required herein.  Clinipace desires to provide services as described herein subject to the terms and conditions of this Agreement.

Agreement:

In consideration of the mutual covenants and agreements contained herein, the parties hereto agree as follows:

(1)	Definitions

(a)           Services.  The services provided by Clinipace to REDHILL by virtue of this Agreement, as described in article 2 of this Agreement and any other Services specified in any Attachment.

(b)           Tempo Website.  The term “Tempo Website” shall mean the web pages accessible via the Internet through which among other tools, grant applications, study forms, reports and data are made accessible to REDHILL or authorized REDHILL Designees, and through which Services are provided by Clinipace.

(c)           REDHILL Content.  The term “REDHILL Content” shall mean all information provided by REDHILL to be included on the  Website, or entered by REDHILL Designees via the  Website, including without limitation, protocol descriptions, training materials, case report forms, study data, other forms and, images, trademarks, logos, photographs, or information created by Clinipace for the  Website based on material provided by REDHILL.

(d)           REDHILL Designees.  The term “REDHILL Designee” shall mean any person authorized by REDHILL to have access to the Website, for purposes of study conduct including protocol training, entering data, editing data, querying data, and reviewing reports.

(e)           Errors.  The term “Errors” shall mean any failure of the Tempo Website to conform to the “Specifications,” as defined herein.  Notwithstanding the foregoing, any nonconformity resulting from the alteration or misuse of the Tempo Website by REDHILL or REDHILL Designees shall be not an Error.

(f)           Internet.  The term “Internet” shall mean the principal international network interconnecting computers and other networks through the Internet Protocol and all web pages and web sites that can be accessed thereby.

(g)           Web Server.  The term “Web Server” shall mean all of the shared hardware and software located at Clinipace’s location or at such other location as may be designated by Clinipace that are necessary to host the Tempo Website and to make the Tempo Website available to REDHILL Designees on the Internet.

(h)           Tempo.  The term “Tempo” shall mean the application software that powers the Tempo Website and resides on the Web Server at Clinipace’s location.

(i)           Agreement. This Master Services Agreement as well as any Attachments to it.

(2)	Services.

(a)
The Services covered by this Agreement may include strategic planning, expert consultation, clinical trial services, statistical programming and analysis, data processing, data management, regulatory, clerical, project management, central laboratory services, preclinical services, pharmaceutical sciences services, medical device services, electronic data capture and other research and development services requested by REDHILL. Each time REDHILL wants to engage Clinipace to provide Services, a detailed description of the Services will be described in one or more statements of work (each an “Attachment”) to be executed by the parties pursuant to this Agreement  (“Attachment A-1, A-2, A-3 and so on”), which will be attached hereto and incorporated herein.  The specific terms and conditions of each engagement will be delineated in the applicable Attachment, which shall be sequentially numbered and incorporated herein by reference.  In the event of any conflict between the terms of this Agreement and in any Attachment, the terms of the Attachment shall prevail.  For the avoidance of doubt, the mere signature of this Agreement does not result in any obligation on behalf of REDHILL to engage Clinipace to provide any Services.

(b)
Once the parties have agreed on the terms and conditions of an Attachment, the following shall apply to any Change Order. Any (a) meaningful change in the details of the scope of Services, even if a fixed price Attachment, or (b) meaningful change in the assumptions upon which the Attachment is based may require changes in the budget and/or time lines, and shall require a written amendment to the scope of Services (a "Change Order"). For the avoidance of doubt, any Change Order has to originate from a quantifiable change of scope of the study. A delay in study initiation will not be considered a change to the study's scope so long as Clinipace’s provision of Services has not begun. Each Change Order shall detail the requested changes to the applicable task, responsibility, duty, budget, time line or other matter.  The Change Order will become effective upon the execution of the Change Order by both parties, and will include a specified period of time (as agreed upon by the parties) within which Clinipace will implement the changes.  Both parties agree to act in good faith and promptly when considering a Change Order requested by the other party. Clinipace reserves the right to postpone effecting material changes in the Project's scope until such time as the parties agree to and execute the corresponding Change Order.  For any Change Order that affects the scope of the regulatory obligations that have been transferred to Clinipace, if any, Clinipace and REDHILL shall execute a corresponding amendment to any form documenting the transfer of regulatory responsibilities as described in 21 CFR 312.52. REDHILL shall provide all appropriate changes on the FDA 1571 form (Investigational New Drug Application) and will file such amendment where appropriate, or as required by law or regulation.

(3)	Term.

Subject to the termination provisions set out in article 15 of this Agreement, this Agreement shall commence as of the effective date and shall continue for a period of three (3) years (the “Term”) and shall automatically renew for additional one (1) year periods, unless (i) either party provides prior written notice of its intent to terminate thirty (30) days prior to the annual renewal period.

Each individual Attachment issued hereunder will start on the date executed (the project “Effective Date”) and shall terminate on the later of (i) the date final deliverables are delivered to REDHILL, or (ii) final payment is made to Clinipace by REDHILL; provided, however, that any Attachment may be terminated under the provisions thereof.  Unless the specific Attachments provide otherwise, REDHILL shall at all times be entitled to terminate the Services on a project, subject to paying the fees and costs up to the date of such termination, as well as all noncancelable expenses arising as the direct result of the Attachment of the termination thereof.

(4)	Fees.

(a)   Clinipace shall be paid fees for the Services performed at REDHILL’s request pursuant to the fee schedule set forth on any Attachment attached hereto and incorporated herein (“Fee Schedule”). Clinipace shall invoice REDHILL according to the invoice schedule set forth on any Attachment, such invoice to include a description of the Services performed at REDHILL’s request and the total amount due for such Services pursuant to the Fee Schedule.

(b)            The Attachment(s) shall set forth any taxes, duties or other fees that will be payable by REDHILL.

(c)            REDHILL will also reimburse Clinipace for reasonable travel and other out-of-pocket expenses incurred in connection with this Agreement, which have the prior written approval of REDHILL (for which email shall suffice).  All undisputed payments for expenses shall be made to Clinipace within thirty (30) days of REDHILL’s receipt of an itemized statement from Clinipace, reflecting approved expenses, which shall include receipts for any and all expenses. It is understood and agreed that the compensation set forth in this section on Fees, and any relevant Attachment attached hereto and incorporated herein, shall be the total consideration for the Services rendered hereunder.

(c)	REDHILL will remit invoice payments via Wire. Wire instructions will be included on A-1, A-2, A-3, etc.

(5)	Confidentiality.

Each party acknowledges that they may disclose confidential or proprietary information or knowledge (hereinafter the “Disclosing Party”), to the other party (hereinafter the “Receiving Party”) including, but not limited to, methods, software, product information or formulations, manufacturing information, research and studies, indications, marketing and sampling strategies, techniques and data, sales, customers, clients, personnel, patterns, compilations, survey, solicitation and advertising data, purchasing, pricing, and other financial data, or customer lists and information that (1) derives independent economic value, actual or potential, from not being generally known to, and not readily ascertainable by proper means, by other persons who can obtain economic value from its disclosure or use, and (2) is the subject of efforts that are reasonable under the circumstances to maintain its secrecy, and other items which constitute the property of the Disclosing Party (“Trade Secrets”).  The parties agree not to divulge any Trade Secrets to third parties except as specifically required in performance of this Agreement and as approved in advance of such disclosure by the Disclosing Party.  Trade Secrets exclude (i) information which now or hereafter enters the public domain through no action on the part of the Receiving Party in violation of the terms or conditions hereof, (ii) information which the Receiving Party can demonstrate was in his possession at the time of the disclosure and was not acquired directly or indirectly from the Disclosing Party on a restricted, confidential basis, (iii) information otherwise disclosed to others on an unrestricted, non-confidential basis, (iv) information that is independently developed by the Receiving Party without use of, or reference to the Disclosing Party’s Trade Secrets, or (v) information which is required to be disclosed in the course of litigation or other legal or administrative proceedings or otherwise required by law; provided that in the event of a proposed disclosure under subsection (v), the Receiving Party shall give the Disclosing Party prompt notice of the pending disclosure and shall cooperate at the sole expense of the Disclosing Party, in attempts to seek an order maintaining the confidentiality of such information.  The parties acknowledge that the Trade Secrets, as they may exist from time to time, are valuable, special, and unique assets of each party’s business.  The parties will not, except as otherwise set forth herein, during or after the Term, disclose such Trade Secrets or any part thereof to any person, firm, corporation, association, or other entity for any reason or purpose whatsoever, except in the limited manner authorized in this section. In addition, neither party will appropriate, disclose, remove, conceal or obliterate any trademark, patent, copyright or other proprietary rights of the other party, including Trade Secrets, without prior written consent of the owner.  The parties agree that the Trade Secrets shall be disclosed only to the designated employees, directors, officers, representatives and business associates of each party who i) “need to know such information for the purposes of performance under this Agreement” and ii) are subject to a confidentiality agreement with substantially similar terms as those set out in this Agreement.  In the event of a breach or threatened breach of the provisions of this paragraph, the Disclosing Party shall be entitled to an injunction restraining the Receiving Party from disclosing, in whole or in part, such Trade Secrets, or from rendering any services to any person, firm, corporation, association, or other entity to whom such Trade Secrets in whole or in part, have been disclosed or are threatened to be disclosed; in this regard, the parties acknowledge that damages resulting from the breach of this Agreement may well be impossible to measure and that monetary damages will not adequately compensate the Disclosing Party for a breach of this paragraph by the Receiving Party.  Nothing herein shall be construed as prohibiting either party from pursuing any other remedies available to it for such breach, including the recovery of damages. The parties agree, upon written request, to return any Trade Secrets, business records and properties of the other party, including all documents or computer files used or prepared in connection with the Services and actions to be performed hereunder, except that one copy of such information shall be retained by the Receiving Party for archival purposes only.

(6)	Publication.

Any proposed press release, announcement, disclosure, or publication, whether or not in writing, prepared by or on behalf of Clinipace as part of the Services under this Agreement or that relates to the work performed hereunder must be reviewed and approved in writing by REDHILL prior to dissemination, such approval not to be unreasonably withheld.  Notwithstanding anything to the contrary, Clinipace may disclose the relationship of the parties.

(7)	Representations and Warranties.

Clinipace warrants and represents that it has the full right and authority to enter into this Agreement, that Clinipace has no obligations or commitments inconsistent with this Agreement and/or its performance hereunder, that Clinipace has sufficient training to perform the Services required in this Agreement and that Clinipace will perform the Services in a professional and workmanlike manner, and in accordance with the standard of care usually and reasonably expected in the clinical and quality research industry, and in compliance with all instructions from REDHILL and all applicable laws and regulations.  By signing this Agreement, Clinipace hereby affirms the representations set forth herein.

In addition, Clinipace represents, warrants and agrees as follows:

(a)            Clinipace hereby certifies that it has not been disqualified under the provisions of 21 CFR Part 11 or other FDA rules as they may apply to this contract.

(b)   Clinipace will use its best efforts to remain in good standing with regulatory authorities.

(c)   Clinipace will promptly inform REDHILL of any threat to regulatory good standing.

(d)   Clinipace uses and shall continue to use security measures consistent with the generally recognized industry standards in its efforts to ensure the security of the Tempo Website.

(8)	REDHILL Responsibilities.

In connection with Clinipace’s provision of the Services, an Attachment may specify certain tasks to be performed by REDHILL as a condition to Clinipace’s ability to perform its services in full (“REDHILL Responsibilities”).  REDHILL understands that Clinipace’s performance is dependent and conditioned upon REDHILL’s timely and effective completion of REDHILL Responsibilities and timely decisions and approvals by REDHILL.  Clinipace’s inability to perform Services pursuant to an Attachment which results from REDHILL’s failure to perform REDHILL Responsibilities shall not relieve REDHILL from its obligation to pay the Fees provided in such Attachment.

(a)
REDHILL shall forward to CLINIPACE in a timely manner all documents, materials and information in REDHILL's possession or control necessary for CLINIPACE to conduct the Services.  CLINIPACE shall not be liable to REDHILL nor be deemed to have breached this Agreement or any Work Order for errors, delays or other consequences arising from REDHILL's failure to timely provide documents, materials or information or to otherwise cooperate with CLINIPACE in order for CLINIPACE to timely and properly perform its obligations.  So long as Services have not begun, and the scope of the study or the scope of work undertaken by Clinipace is not increased, in the event that the FDA or similar applicable regulatory or governmental authority requires REDHILL to delay or postpone the study or any particular module therein, then REDHILL will be entitled to postpone the initiation of the study or any particular module therein without this having an impact on the fees and without requiring a Change Order. Clinipace will inform RedHill in advance of incurring any expenses which are non-cancelable.: If REDHILL delays a project after the initiation of the performance of any Services from its agreed starting date or suspends performance of a project for a period longer than ten (10) working days, then either: a) REDHILL will pay the standard daily rate of the CLINIPACE's personnel assigned to the project, based on the percentage of their time allocated to the project, for the period of the delay beginning on the eleventh working day, in order to keep the current team members; or, b) CLINIPACE may re-allocate the personnel at its discretion, and REDHILL will pay the costs of retraining new personnel. In addition, REDHILL will pay all non-cancelable costs and expenses incurred by CLINIPACE due to the delay and will adjust all timelines to reflect additional time required due to the delay.

(b)
REDHILL warrants and represents that it has the full right and authority to enter into this Agreement, and will comply with all applicable laws and regulations as it relates to the Services contemplated herein.  REDHILL shall provide CLINIPACE with all information available to it regarding known or potential hazards associated with the use of any substances supplied to CLINIPACE by REDHILL, and REDHILL shall comply with all current legislation and regulations concerning the shipment of substances by the land, sea or air.

(9)	Property Rights.

As between Clinipace and REDHILL, all data and information generated or derived by Clinipace as the direct result of Services performed by Clinipace under this Agreement or directly through the use of or access to REDHILL’s Trade Secrets shall be and remain the exclusive property of REDHILL. All data, information, reports, and any discoveries, inventions, works of authorship arising as the direct result of Services performed by Clinipace under this Agreement or directly through the use of or access to REDHILL Trade Secrets (collectively “Developments”) shall as between Clinipace and REDHILL belong to REDHILL and Clinipace agrees to promptly inform REDHILL of such Developments, and hereby fully assigns to REDHILL all of its rights in all such Developments and any related patents, copyrights and other intellectual property rights.

REDHILL hereby acknowledges and agrees that Clinipace owns all intellectual property rights in and to Clinipace’s Trade Secrets, the Tempo Website, and all software residing thereon.  REDHILL also acknowledges and agrees that this is an agreement for services only, and Clinipace does not grant to REDHILL any right, title, interest or license in or to the software through which the Website is operated and the Services are performed.

(10)	Indemnity Agreement.

(a)           Indemnification by Clinipace. Clinipace shall defend, indemnify and hold harmless REDHILL and its directors, officers, employees, and agents against all claims, including without limitation, any tax claims or assessments, lawsuits, liabilities, losses, costs, and expenses (including reasonable attorneys’ fees) suffered or incurred as a result of: (i) any acts of negligence or willful misconduct by any employees of Clinipace relating to the Services provided pursuant to this Agreement; (ii) any infringement on any United States patent or copyright or misappropriates the trade secrets of any third party; and (iii) any breach of Clinipace’s obligations under this Agreement.  For all claims under this section, REDHILL shall give Clinipace prompt written notice of all claims, provide reasonable cooperation in its investigation and defense, and permit Clinipace to defend the claims at its expense with legal counsel of its choice. If a temporary or permanent injunction is obtained against REDHILL's use of the  Website as a result of the matters described in this section, Clinipace shall, at its option and expense, either procure for REDHILL the right to continue using the  Website or replace or modify the  Website or infringing portion thereof so that it no longer infringes the alleged proprietary right. This section sets forth the exclusive remedy of REDHILL against Clinipace with respect to infringement or misappropriation of intellectual property rights of any kind.  Clinipace shall not indemnify REDHILL for uses, damages or expenses incurred by REDHILL as a result of claims, actions or proceedings brought by any third party based on code or design specifications provided to Clinipace by REDHILL.

(b)           Indemnification by REDHILL.  REDHILL shall defend, indemnify and hold harmless Clinipace and  its directors, officers, employees, and agents against all claims, including without limitation, any tax claims or assessments, lawsuits, liabilities, losses, costs, and expenses (including reasonable attorneys’ fees) suffered or incurred as a result of: (i) any acts of negligence or willful misconduct by any employees of REDHILL relating to the Services provided pursuant to this Agreement; (ii) conduct of the clinical study including personal injury or death of study participants; and (iii) code or design specifications provided by REDHILL to Clinipace in connection with Clinipace’s performance hereunder, and (iv) any breach of this Agreement by REDHILL.  REDHILL will indemnify Clinipace and its directors, officers, employees, and agents against its reasonable attorneys' fees and any money damages or costs awarded in respect of any such claim(s) and any suit raising any such claim(s).  For all claims under this section, Clinipace shall give REDHILL prompt written notice of all claims, provide reasonable cooperation in its investigation and defense, and permit REDHILL to defend the claims at its expense with legal counsel of its choice.

(11)	Disclaimer and Limitation of Liability

(a)           Disclaimer. EXCEPT AS OTHERWISE EXPRESSLY PROVIDED HEREIN, CLINIPACE DOES NOT MAKE ANY REPRESENTATIONS OR WARRANTIES OF ANY KIND, EXPRESS, IMPLIED, OR STATUTORY, OF MERCHANTABILITY AND FITNESS FOR A PARTICULAR PURPOSE OR OTHERWISE, REGARDING THE SOFTWARE, WEBSITE OR ANY SERVICES PROVIDED BY CLINIPACE UNDER THIS AGREEMENT.  FURTHER, CLINIPACE DOES NOT MAKE ANY REPRESENTATIONS OR WARRANTIES REGARDING:  (I) THE ACCURACY OR COMPLETENESS OF REDHILL CONTENT [I(II_ THE SECURITY OF THE TEMPO WEBSITE OR (II) THE QUALITY OR CONTINUITY OF THIRD PARTY TELECOMMUNICATIONS SYSTEMS, INFORMATION SYSTEMS OR SERVICES.  REDHILL HEREBY ACKNOWLEDGES AND AGREES THAT THE INTERNET IS NOT CONTROLLED, OPERATED, OR OWNED BY A SINGLE ENTITY, AND AS A RESULT, CLINIPACE DOES NOT MAKE ANY REPRESENTATON OR WARRANTY THAT ANY USER SHALL BE ABLE TO ACCESS THE  WEBSITE AT ANY PARTICULAR TIME.

(b)           Limitation of Liability. NEITHER PARTY SHALL BE LIABLE TO THE OTHER PARTY FOR CONSEQUENTIAL, INCIDENTIAL OR PUNITIVE LOSS, SPECIAL, OR EXEMPLARY DAMAGES, INCLUDING LOST PROFITS OR LOSS OF USE, EVEN IF THE OTHER PARTY IS NOTIFIED OF THE LIKELIHOOD OF SUCH DAMAGES.  CLINIPACE SHALL NOT BE LIABLE TO REDHILL FOR DAMAGES RESULTING FROM A THIRD PARTY ACCESSING THE WEB SERVER OR THE TEMPO WEBSITE.  IN ALL EVENTS, CLINIPACE’S LIABILITY HEREUNDER FOR ANY CAUSE WILL IN NO CASE EXCEED USD $2,500,000.00, AND THE EXISTENCE OF MORE THAN ONE CLAIM WILL NOT EXPAND SUCH LIMIT.

(12)	Assignments.

Clinipace agrees that the Services to be provided by Clinipace cannot be assigned or transferred by Clinipace without the prior written consent of REDHILL.  Notwithstanding the foregoing, either party may assign this Agreement in connection with a merger, acquisition, or sale of all or substantially all of its assets, so long as such surviving entity agrees in writing to be bound by the terms of this Agreement. Clinipace retains the right to use independent contractors in the performance of Services under this Agreement, provided, however, that if Clinipace determines in its sole discretion that any such independent contractor is to perform a significant role in the study, then Clinipace shall receive approval from REDHILL prior to such independent contractor performing Services in such capacity.

(13)	Relationship and Status.

Clinipace understands and agrees that, for purposes of this Agreement, Clinipace is acting in the capacity of an independent contractor to REDHILL and not as an employee, agent, partner or joint venturer of REDHILL.  REDHILL is not responsible for withholding, and shall not withhold, FICA or taxes of any kind from any payments it owes to Clinipace.  Clinipace agrees to comply with all laws related to payment of income or other taxes on Fees paid for the provision of Services hereunder and to indemnify REDHILL therefore.  Clinipace does not have authority to represent or act on behalf of REDHILL without prior written consent from REDHILL.  Further, as an independent contractor, Clinipace is not eligible to participate in, nor is it eligible for coverage under, any benefit plans of REDHILL, or other programs, employment policies or procedures or workers’ compensation insurance of REDHILL.   In consideration of REDHILL agreeing to use Clinipace’s Services hereunder, REDHILL will be released from and indemnified by Clinipace for any liability arising from the failure to provide such plans, programs, policies, procedures and workers’ compensation insurance to Clinipace or any other individuals providing Services or assistance hereunder.

(14)	Insurance.

REDHILL agrees that it maintains a commercial general liability insurance policy or other policy covering product liability and personal injury damages and agrees that such policy shall include limits at least equal to $[****]per claim and $[****]in the aggregate where applicable.  Clinipace agrees that it shall carry and maintain in force with reputable and financially sound insurers, at all times relevant hereto insurance of the type and minimum coverage limits as follows:  1) commercial general liability with limits of at least $[****]per occurrence and $[****]in the aggregate where applicable; 2) liability attributable to Services rendered hereunder with a limit of at least $[****]in the annual aggregate; and 3) other insurance required by any law or regulation applicable to Clinipace or customary to similar companies in its business and territory.  Upon written request, each party will furnish the other party with a certificate of insurance in support of the required coverage(s). Each party will provide the other party with a written notice in the event that any of its insurance coverage is cancelled, terminated or non-renewed. ]

(15)	Termination.

(a) This Agreement or any Attachment may be terminated by REDHILL, with or without cause, upon sixty (60) days written notice to Clinipace or as otherwise provided in this Agreement.  Termination of this Agreement or any Attachment shall not relieve REDHILL of its obligation to pay all Fees that have accrued or are otherwise owed by REDHILL under any Attachment.  In the event that REDHILL elects to terminate the Agreement or any Attachment, then upon receipt of such notice of termination, Clinipace agrees to, as soon as commercially reasonable, cease performing all activities related to the Services.   Upon termination of this Agreement or any Attachment, Clinipace shall prepare and submit to REDHILL within thirty (30) days a final invoice for Services performed hereunder and an itemized statement of all approved, non-cancelable costs and expenses, which invoice and statement shall be processed and paid by REDHILL pursuant to the section on Fees.  In addition, upon such termination, Clinipace shall return to REDHILL all property of REDHILL.

(b) Either party may terminate this Agreement upon written notice if the other party materially breaches this Agreement and fails to cure such breach within thirty (30) days following receipt of written notice specifying the breach in detail, unless such breach is incapable of cure, such as breach of the terms of the Confidentiality provision (defined herein), in which case the non-breaching party may terminate this Agreement and/or any applicable Attachment immediately. The parties shall work together in good faith to resolve any dispute or alleged breach internally by escalating it to higher levels of management prior to resorting to litigation. In the event that, after using good faith efforts to resolve the issues set forth in the termination notice the parties are unable to resolve the issues described in the termination notice within the notice period, then this Agreement and the applicable Attachment shall be terminated effective upon the day immediately following the last day of the notice period. Upon termination, REDHILL will reimburse Clinipace for its reasonable, non-cancelable costs and expenses incurred in the performance of such canceled Services, if any, in accordance with the terms of this Agreement.

(16)	Survival Provision.

The provisions of the Agreement under the headings Confidentiality, Publication, Indemnity Agreement, Property Rights, Disclaimer and Limitation of Liabilities, Insurance and Miscellaneous shall survive the termination of this Agreement.

(17)	Notices.

Any notice required or permitted to be given hereunder by either party thereunder shall be in writing and shall be deemed given on the date received if delivered personally or by a reputable overnight delivery service, or three (3) days after the date postmarked if sent by registered or certified mail, return receipt requested, postage prepaid to the following addresses:

If to Clinipace	If to REDHILL:

Clinipace, Inc.RedHill Biopharma LTD 3800 Paramount Parkway, Suite 100 Morrisville, NC 27560 USA Attention: _________ Title:	RedHill Biopharma LTD 21 Ha’arba’a St 64739 Tel-Aviv Attention: Gilead Raday Title: VP Corporate &Product Development

If REDHILL delivers, ships, or mails materials or documents to Clinipace, or requests that Clinipace deliver, ship, or mail materials or documents to REDHILL or to third parties, then the expense and risk of loss for such deliveries, shipments, or mailings shall be borne by REDHILL, provided that Clinipace followed REDHILL's written instructions for the materials that were delivered, shipped, or mailed.  Clinipace disclaims any liability for the actions or omissions of third party delivery services or carriers.

(16)	Additional Terms

(a)
Unless explicitly stated herein, REDHILL is solely responsible for the conduct of the Studies, and CLINIPACE shall provide various Services defined herein to support REDHILL in the conduct of the Studies.

(b)	CLINIPACE shall conduct the Services as outlined herein, and in accordance to the protocol of each Trial, and in accordance with all applicable laws and regulations.

(c)
CLINIPACE agrees that for the duration of this Agreement, that it shall notify REDHILL in a timely fashion when CLINIPACE receives information regarding any serious adverse events related to the product use in the Study(s).

(d)	CLINIPACE shall report to REDHILL any investigator that is not complying with his/her agreement with REDHILL.

(e)
CLINIPACE shall permit REDHILL’s representatives to perform, during normal business hours and with reasonable notice and without undue interruption, quality assurance audits of the work performed under this Agreement to assure the Services are being performed in accordance with the applicable protocol(s) and this Agreement.  CLINIPACE shall promptly correct any errors or deficiencies discovered during an audit.

(f)	REDHILL shall provide a Project Manager who shall be the primary contact with CLINIPACE.

(g)	Data shall be collected on the web-based Tempo platform, and entered by clinical site staff, REDHILL Staff or REDHILL coordinators.

(h)	CLINIPACE and REDHILL shall work in good faith to establish relevant CLINIPACE SOPs, which shall govern the Study.

(i)	All clinical data collected during and related to the Study are the property of REDHILL, and CLINIPACE retains no rights whatsoever in such clinical data.

(17)	Miscellaneous Provisions.

(a)     This Agreement constitutes the entire agreement between REDHILL and Clinipace with respect to the Services contemplated herein and supersedes all previous negotiations, commitments and writings.

(b)     No modifications or amendments hereof shall be effective unless made in writing and signed by authorized representatives of Clinipace and REDHILL.

(c)     The provisions of this Agreement are severable, and any judicial determination that any provision(s) is invalid or unenforceable shall not affect the validity or enforceability of any other provision, but rather shall cause this Agreement first to be construed in all respects as if such invalid or unenforceable provision(s) were omitted.

(d)     Clinipace and REDHILL agree to execute and deliver such additional instruments and other documents and to use all commercially reasonable efforts to take, or cause to be taken, all actions necessary to consummate the agreements contained herein.

(e)     Clinipace agrees to promptly inform REDHILL of any event or change in circumstances which could reasonably affect its ability to perform hereunder in a manner contemplated by the parties.

(f)      No failure to exercise any right or to demand performance of any obligation under this Agreement shall be deemed a waiver of such right or obligation.

(g)     This Agreement shall be governed by the laws of England. Any disputes shall be submitted to the exclusive jurisdiction of the courts of England.

(h)      In the event of a conflict between the terms of this Agreement and any Attachment, the terms of the Attachment shall prevail.

(i)        In the event either party shall be delayed or hindered in or prevented from the performance of any act required, hereunder by reasons of strike, lockouts, labor troubles, inability to procure materials or services, failure of power or restrictive government or judicial orders, or decrees, riots, insurrection, wear, Acts of God, inclement weather or other reason or cause beyond that party's control, then performance of such act (except for the payment of money owed) shall be excused for the period of such delay.

 IN WITNESS WHEREOF, the parties by their duly authorized representatives have caused this Agreement to be executed effective as of the date first above written.

REDHILL, Inc.:

By:	/s/	Date:

Name:

Title:

CLINIPACE, INC.:

By:	/s/	Date:

Name:

Title:

THE SYMBOL “[****]” DENOTES PLACES WHERE PORTIONS OF THIS DOCUMENT HAVE BEEN OMITTED PURSUANT TO A REQUEST FOR CONFIDENTIAL TREATMENT. SUCH MATERIAL HAS BEEN FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION.

Attachment A-1: Study Work Order

I.               RedHill Biopharma Ltd. (“RedHill”) and Clinipace, Inc. (“CPWW” or “Clinipace”) agree to the following specific description of the project and related tasks and activities (“Services”) that the parties anticipate completing in the allocated time, subject to prioritization and timely performance of RedHill Responsibilities (as defined in the MSA) by RedHill and as mutually agreed upon by the parties.

II.              Project Assumptions

CPWW will provide Services and staff reasonably necessary to support RedHill’s clinical trial, “A randomized placebo controlled phase III study to assess the safety and efficacy of RHB-105 in the treatment of confirmed Helicobacter pylori (H.pylori) infection in non-investigated dyspepsia patients” (the “Study”). The general specifications and assumptions for this Study are included in the table below:

Patient Specifications
Number of Patients Screened	[****]
Number of Patients Enrolled	[****]
Number of Patients Complete	[****]
Estimated Number of Serious Adverse Events (per subject)	[****]
Site Specifications
Number of Sites Identified	8.0
Number of Qualification Visits	8.0
Qualification Visit (duration in days)	0.5
Number of Initiation Visits	8.0
Initiation Visit (duration in days)	1.0
Number of Interim Monitoring Visits per Site	3.4
Total number of Interim Monitoring Visits	27.0
Interim Monitoring Visit (duration in days)	1.0
Number of Close-out Visits	8.0
Close-out Visit (duration in days)	1.0
CRF Specifications
Estimated Unique Pages	15.0
Estimated Total Pages per Patient	30.0
Project Management Specifications
Number of Kick-off Meetings	1.0
Kick-off Meeting (duration in days)	4.0
Number of Client Project Meetings (face-to-face)	1.0
Number of Client/Clinipace Teleconferences (0.5 hours)	22
Number of Internal Meetings	11.0
SAEs
Number of SAEs	[****]
Number of Reportable SAEs	[****]
Statistical Analysis
Number of TLF displays	31
Attachment A-1: Study Work Order

Timeline:

Milestone	Estimated Date
CPWW Activities Begin	[****]	Pre-Study Activities
Final Protocol/ICF	[****]
IND Submission	[****]
Start-up Period Begins	[****]
Start-up Period Ends	[****]
Initiation of study activities (upon written confirmation from RHB)	[****]	Study Activities
Enrollment Ends	[****]
Treatment Period Ends	[****]
Collection of Final CRFs	[****]
Query Resolution	[****]
Database Lock	[****]
Statistical Analysis	[****]	Post Dosing Activities
Draft Report	[****]
Final Report	[****]
CPWW Activities End	[****]

Initiation of Study Activities (i.e. Enrollment and all ensuing study tasks and services) is conditional upon written approval by RedHill confirming the initiation of the Study Activities following completion of the Pre-Study Activities and positive approval to begin dosing patients from both FDA (IND) and Health Canada.

Enrollment is currently contemplated to begin by [****]. Delays/deferral of the Study Activities prior to their initiation for a period of up to 90 days will not entail any additional costs/fees. Should study enrollment be delayed beyond the 90 days period (i.e. after [****]), RedHill will pay Clinipace [****]  until such time as either i) the Study Activities are initiated, or ii) the Work Order is terminated by RedHill. Termination of this Work Order by RedHill prior to initiating Study Activities will be of immediate effect.

III.            Schedule of Services

The purpose of this work order is to set forth in more detail the Services that Clinipace shall provide pursuant to the MSA and the terms set forth herein, including but not limited to the obligations set forth in the Schedule of Services (below).

Project-specific Tasks	Responsibility
	N/A	RedHill	CPWW	Joint
Clinical Trial Preparation
Investigator Brochure Development			☒
Protocol/Protocol amendment		☒
eCRF Preparation			☒
Informed Consent Template Preparation			☒
Site-Specific Informed Consent Form Review			☒
Central IRB Selection and Management			☒
Monitoring Plan Development			☒

Attachment A-1: Study Work Order

Collection of Site Regulatory Documents (Including site IRB)		☒
Regulatory Binders to sites		☒
Regulatory Authority Submission		☒
Site selection			☒
Central Laboratory Selection (If needed)		☒
Central Laboratory Management and Payment		☒
Investigator’s Grant Negotiation			☒
Training materials			☒
Project Kick-off Meeting			☒
Investigator’s Study Files Structures		☒
CTM Packaging, Labeling and Distribution	☒
Monitoring and Trial Management
Pre-Study visits		☒
Site Initiation Visits		☒
Periodic Site Visits (Every 6 to 8 weeks)		☒
Site Close-out Visits		☒
Enrollment Status Reports		☒
SAE reports		☒
Contact Reports		☒
Site Management		☒
Study Reference Manual		☒
Project Management
Maintenance of Study Master File		☒
Schedule Client Meeting / Prepare Minutes		☒
Study Timelines			☒
Medical Monitoring
Medical Monitoring		☒
Medical Review		☒
Data Safety Monitoring Board Selection		☒
Data Safety Monitoring Board Management & Meetings		☒
Pharmacovigilance
Serious Adverse Event Management		☒
Regulatory Submission of Adverse Event Reports		☒
Data Management & Biostatistics
Database Design Set-up/Modification (included in eCRF design) Refer to Appendix III for Schedule of Events		☒
Data Management Plan		☒
Data Coding, AEs, Medications		☒
Central Laboratory Data Transfer		☒
Randomization Scheme		☒
Statistical Analysis Plan		☒
Prepare Study Tables, Listings and Figures		☒
Clinical Study Reports
Provide 2 draft study reports		☒
Provide 2 Final Study Reports		☒
Publishing	☒
Quality Assurance
GCP Site Audits	☒
QC Audits of CSRs		☒
QC Audit of Database		☒

Attachment A-1: Study Work Order

IV.            Professional Fees and Resources

Task	Assumptions	Hours	Total (US$)
PROTOCOL DEVELOPMENT AND AMENDMENTS			$ [****]
Protocol Development	Clinipace will review the protocol developed by RedHill Biopharma Ltd. . The estimate is based on two review cycles ( administrative changes are not limited to two review cycles)	16	$ [****]
Protocol Amendment(s)	Clinipace will review protocol amendment(s) during the course of this study. We have estimated 1 amendment(s) to the protocol. (Administrative changes/corrections not limited to 1 amendment)	5	$ [****]
REVIEW STUDY MATERIALS			$ [****]
Review Study Materials	General review of study materials by Clinipace Project Team.	28	$ [****]
PROTOCOL DISTRIBUTION AND TRANSLATION			$ [****]
Distribute Protocol to Sites	Includes IB	8	$ [****]
Distribute Protocol Amendment(s) to Sites	Based on 1 amendment(s).	8	$ [****]
Protocol Translation	Translations will be handled by third party vendors. Includes time to manage the vendors.	9	$ [****]
eCRF DEVELOPMENT			$ [****]
Develop eCRF		68	$ [****]
eCRF Completion Guidelines	Clinipace will create the eCRF Completion Guidelines.	11.25	$ [****]
INFORMED CONSENT			$ [****]
Develop Informed Consent Form (ICF)	Clinipace will develop the model ICF. RedHill Biopharma Ltd. will review and approve the consent. Based on 1 review cycle.	22	$ [****]
Negotiate changes to template with sites	Clinipace will work with the site(s) on any local changes to the ICF. Clinipace will consult RedHill Biopharma Ltd. on any changes from the site(s).	24	$ [****]
Update ICF - Protocol Amendments	Clinipace will be responsible for updating the ICF based on amendments to the protocol. Based on 1 amendment(s).	16	$ [****]
Translation of Informed Consent	Clinipace will work with the sites to translate the Informed Consent into the appropriate language.	8	$ [****]
INVESTIGATOR SELECTION/PRE-STUDY VISITS			$ [****]
Develop Site Recruitment Materials		8	$ [****]
Identify and Recruit Investigators
Clinipace will work to identify 8 investigators willing and able to participate in this trial. Clinipace will provide Sponsor with a list of sites for approval. We have estimated we will need to identify [****] sites to get 8.
		[****]	$ [****]

Attachment A-1: Study Work Order

Perform Pre-Study Site Visits - US	4 hours on site, avg. 8 hours travel RT, 6 hours prep and reporting = 18 hours.	[****]	$ [****]
CLINICAL TRIAL AGREEMENTS			$ [****]
Negotiate contracts with sites	Clinipace will negotiate and hold site contracts and budgets with each site.	40	$ [****]
Investigator Grants	Clinipace will administer payments to each site. This proposal is based on quarterly payments per site.	9.6	$ [****]
REGULATORY DOCUMENTS			$ [****]
Prepare, collect, review appropriate regulatory documents	Clinipace will provide templates to each site including Financial Disclosure Document and 1572, then collect locally required approval documents. This line includes communication with sites to obtain final documents and corrections. Based on 8 sites.	80	$ [****]
Regulatory Binder	Each site will receive a regulatory binder that contains all required documents. This binder will be checked at each monitoring visit.	24	$ [****]
Study Procedures Manual	A study procedures manual will be prepared and distributed to each site. This manual will contain information on lab shipping, monitoring plans, etc.	24	$ [****]
Prepare study aids such as drug logs, etc.		24	$ [****]
Prepare and submit package to sites for submission to ethics committees.		8	$ [****]
Update documentation for IRBs/ECs - Protocol Amendment(s)	Based on 1 amendment(s).	8	$ [****]
Prepare and submit dossier for submission to appropriate Ministry of Health, Track MoH approvals.	RedHill will be responsible for regulatory authority submissions.	0	$ [****]
Communication and preparation of official responses to MoH pending issues.	RedHill will be responsible for regulatory authority submissions.	0	$ [****]
MoH Updates - Protocol Amendment	RedHill will be responsible for regulatory authority submissions.	0	$ [****]
Annual Reviews (EC)	Assume each site will require 1 IRB/IEC renewal(s).	48	$ [****]
Drug Label Review/Translation	RedHill will be responsible for packaging and labeling.	0	$ [****]
TRIAL MASTER FILE			$ [****]
Set up Trial Master File		8	$ [****]
Maintain Trial Master File		88	$ [****]
INVESTIGATOR MEETINGS			$ [****]
Plan and Manage Investigator Meeting(s)	Clinipace organize a Web-based Investigator Meeting.	40	$ [****]
Prepare meeting binders	Clinipace will create the meeting binder and ship to the sites. Sponsor will approve the contents of the binder. We have included cost for producing 41 binders.	36.5	$ [****]
Prepare Presentations		40	$ [****]
Attend investigator meeting: US	Webinar	48	$ [****]

Attachment A-1: Study Work Order

Project Team Training	We have assumed a 4 hour training session.	16	$ [****]
VENDOR MANAGEMENT			$ [****]
Central IRB/IEC		14	$ [****]
Central Laboratory			$ [****]
INITIATION VISITS			$ [****]
Perform Site Initiation Visits - US	8 hours on-site, avg. 8 hours travel, 6 hours preparation including slides and protocol review, scheduling and reporting per site = 22 hours	[****]	$ [****]
INTERIM MONITORING VISITS			$ [****]
Develop Monitoring Plan	Clinipace will complete the monitoring plan/guidelines. Clinipace will provide the draft monitoring plan to RedHill Biopharma Ltd. for review and approval. Based on 1 review cycle with RedHill Biopharma Ltd.	12	$ [****]
Perform interim monitoring visits: US	8 hours on-site, 8 hours travel, 6 hours preparation, scheduling and reporting = 22 hours per visit.	594	$ [****]
Remote Monitoring		104	$ [****]
CLOSE-OUT VISITS			$ [****]
Perform Close-out visits: US	1 day closeout (8 hours) + 8 travel + 6 preparation, scheduling and reporting = 22 hours per visit	[****]	$ [****]
QUERY RESOLUTION			$ [****]
Query Resolution - Data Lock	Clinipace monitors will assist data management with query resolution at study close in order to expedite database lock.	44.8	$ [****]
SITE MANAGEMENT			$ [****]
In-house Site Management	This will be done by assigned CRA, to include in-house site management time during active clinical duration. Assume weekly calls to sites during clinical project duration.	208	$ [****]
Lead Clinical Research Associate		102	$ [****]
PROJECT COMMUNICATIONS			$ [****]
Client Kick-off/Training Meeting	Assume a 4 hour kick-off. Training meeting will be held between the Clinipace and Sponsor teams (via teleconference).	[****]	$ [****]
Enrollment Reports	Clinipace will provide enrollment reports to the sponsor via Tempo.
Status Reports	Clinipace monthly reports to sponsor, to include screening, enrollment, number of monitoring visits, CRFs harvested; queries outstanding, etc.	44	$ [****]
Teleconferences with Sponsor	Assume monthly calls with sponsor.	73	$ [****]
Provide newsletters	Not requested	0	$ [****]
External Sponsor / Clinipace Face to Face Team Meetings	Anticipate one meeting at the Sponsor attended by the Clinipace Project Director.	18	$ [****]
CRA Study Management	General CRA time for communication with Sponsor and Medical Monitor, file maintenance etc.	104	$ [****]
Internal Team Meetings	Clinipace will hold monthly internal team meetings during the course of this project.	73	$ [****]

Attachment A-1: Study Work Order

PROJECT MANAGEMENT			$ [****]
Project Management	General Project Management to include interaction with monitors; review of all documents and general ad hoc sponsor communication	438	$ [****]
Clinical Trial Coordinator - Administrative Support		414	$ [****]
Financial Reporting		44	$ [****]
Return Study Files to Sponsor		16	$ [****]
QUALITY ASSURANCE		0	$ [****]
QA Visits	InSymbiosis
STUDY DRUG			$ [****]
Obtain import permits for study drug and supplies; prepare and review import paperwork	InSymbiosis/RedHill	0	$ [****]
Oversee Drug Distribution to Sites from Warehouse	InSymbiosis/RedHill	0	$ [****]
Obtain any necessary export permits for shipping of lab samples to central lab and for return of unused study medication at end of study	Not applicable	0	$ [****]
Drug depot and Central lab contact and local issues management throughout the study	InSymbiosis/RedHill	0	$ [****]
MEDICAL MONITORING			$ [****]
Provide medical contact with sites	Clinipace will provide sites with a contact person to answer site questions.	33	$ [****]
Review SAEs		2.5	$ [****]
Review patient eligibility, lab alerts, coding and listings		0.5	$ [****]
DRUG SAFETY/PHARMACOVIGILANCE			$ [****]
Create Safety Monitoring Plan	Clinipace will develop the safety plan. Clinipace will provide the draft plan to RedHill Biopharma Ltd. for review and approval. Based on 1 review cycle with RedHill Biopharma Ltd.	16	$ [****]
Set-up SAE Database		57	$ [****]
Document and manage SAEs	Based on [****] SAEs.	20	$ [****]
Follow-up SAEs		5	$ [****]
Report SAEs to regulatory authorities	Based on [****] expedited SAEs.	8	$ [****]
Update all Study Sites of SAEs requiring Expedited Safety Reports/Distribute IND Safety Reports	Clinipace will notify each site of SAEs that require reporting.	4	$ [****]
Write Safety Narratives	Based on 16 narratives.	22	$ [****]
SAE Reconciliation	Based on [****] reconciliations throughout the course of the project.	48	$ [****]
DATA MANAGEMENT			$ [****]
STUDY PLATFORM
Data Management Fees	▪ Includes License Fees, Hosting and Technical Support		$ [****]

Attachment A-1: Study Work Order

Hardware & Systems	▪ 3 servers ▪ Routers/firewall ▪ Tape drive (backup) ▪ Redundancy ▪ Security (IPS, AVS) ▪ Bandwidth		[****]
CRF Revisions			[****]
IMPLEMENTATION
Clinical Data Capture Module	▪ XML file creation & load ▪ eCRF design ▪ Edit check coding ▪ Data element coding ▪ Workflow configuration ▪ Database development ▪ Testing		$ [****]
Reports			[****]
Randomization			$ [****]
User Administration			[****]
Validation (testing & documentation)			$ [****]
Training Manual			[****]
User training (TTT)			[****]
Printable (PDF) CRFs			[****]
STUDY DATA MANAGEMENT AND SUPPORT
Data Management Plan			$ [****]
Code book creation			[****]
Data Entry	Not applicable
Verification	Not applicable
CRF Tracking	Not applicable
Coding	Based on 10 codes per patient.		$ [****]
Queries	Based on 10 queries per patient.		$ [****]
Data Imports	Based on 2 data transfers/imports from outside vendors.		$ [****]
Data exports/monthly			[****]
Data export/final			[****]
Data warehousing/archiving			[****]
Administration			$ [****]
STATISTICAL ANALYSIS			$ [****]
Develop Statistical Analysis Plan	Clinipace will develop the Statistical Analysis Plan. Clinipace will provide the draft analysis plan to RedHill Biopharma Ltd. for review and approval. Based on 1 review cycle with RedHill Biopharma Ltd.	32	$ [****]
Create Randomization Plan		20	$ [****]
Conduct SAS programming and QC of all TLFs	Based on 8 unique tables, 16 non unique tables, 3 unique figures, 6 non unique figures and 20 listings.	114	$ [****]
Prepare Interim Analysis and Report	Not applicable
Prepare Final Analysis and Report		40	$ [****]
QC All Analysis and Report		15	$ [****]
FINAL REPORT			$ [****]

Attachment A-1: Study Work Order

Write Clinical Study Report (CSR)	Clinipace will develop the final report for the study. Clinipace will provide the draft report to RedHill Biopharma Ltd. for review and approval. Based on [****] review cycles with RedHill Biopharma Ltd.	134	$ [****]
TOTAL SERVICES		3992	$ [****]
[****]			$ [****]
SERVICES COSTS GRAND TOTAL		3,992	$ [****]

V.             Payment Terms

2.0
RedHill agrees to pay Clinipace a professional fee of US $ [****] (“Fee”) as total payment for the full scope of Services and Tasks.  Any task reduced in scope will be credited (on a pro-rata basis in accordance with the actual hours spent) for hours budgeted in the agreement but not performed in full. A down payment of [****] shall be due and payable net 5 days upon Clinipace’s receipt of a fully executed copy of this Attachment A-1.  From then on, RedHill will be invoiced for the tasks actually performed and milestones reached by Clinipace ("Milestone Invoice"). Each Milestone Invoice shall be itemized in sufficient detail to permit independent auditing and verification that the work covered by such Milestone Invoice has been properly performed and the relevant milestone reached. Once the Study Activities are initiated, as part of the Fee and included therein,  and as detailed in the table below, RedHill will pay Clinipace a Quarterly Fee of $ [****], calculated from the date of initiation of Study Activities.

All Invoices, except for the down payment, shall be due within 30 days of invoice.  Non-disputed invoices not paid within forty-five (45) days will be subject to a late payment charge of [****] per month until paid in full.

The following table provides a breakup of the Fee into Milestone Payments and Quarterly Payments. The Milestone Payments will be due only upon reaching the said milestone. Quarterly Payments are capped at 4 total payments for a total of $ [****].

Attachment A-1: Study Work Order

Milestone Payments: Pre-IND	$ [****]
Execution of the Agreement	$ [****]
Protocol and ICF Completed	$ [****]

Milestone Payments: Post-IND	$ [****]
Initiation of study activities	$ [****]
Database set-up complete (go live)	$ [****]
First Subject Enrolled	$ [****]
Last Subjects Enrolled [****]	$ [****]
Last CRF Collected	$ [****]
Final CSR	$ [****]

Total Milestone Payments	$ [****]

Quarterly Payments: Beginning Post IND
Quarterly Payment 1- Invoice due at 3 months post Initiation of Study Activities	$ [****]
Quarterly Payment 2 – Invoice due at 6 months post Initiation of Study Activities	$ [****]
Quarterly Payment 3– Invoice due at 9months post Initiation of Study Activities	$ [****]
Quarterly Payment 4– Invoice due at 12 months post Initiation of Study Activities	$ [****]
Total Monthly Payments	$ [****]

Total	$ [****]

PASS THROUGH COSTS

Clinipace Pass-Through Costs

Attachment A-1: Study Work Order

INDIRECT COSTS	(PASS-THROUGH EXPENSES)	Estimated Cost
/ Ministry of Health and Ethics Committee Fees	Assume 1 initial submission only (no amendments) and 1 annual review(s).	$24,000
CRA AirCards		$1,350
Shipping		$5,500
Phone (Long Distance)		$5,500
Supplies		$3,300
Translation costs	Clinipace will work with the sites and a translation vendor(s) to translate appropriate study documents into local languages. Includes translation into 2 different languages.	$20,000
Plan and Manage Investigator Meeting(s) with meeting planner	Web-based IM - hosting fees	$500
Travel	Includes travel for monitoring visits, client meetings, supervision visits, QA visits.	$52,750

ESTIMATED INDIRECT COSTS TOTAL		$112,900

RedHill agrees to reimburse Clinipace for pass through expenses, of the type detailed above and estimated to be approximately US $112,900.00 for the duration of the study. As a prepayment of pass through expenses, US [****] shall be due and payable, upon RedHill written confirmation of the Study enrolment, following approval of the IND/CTA. This will establish a pass-through pay-down account. Clinipace will track the disbursement of pass-through costs from the pass-through pay-down account and will invoice RedHill [****] each time the balance in the pass-through pay-down account drops below [****]. Each such invoice will have annexed to it an updated report of the pass-through pay-down account. Clinipace will track the actual pass-through costs against the estimated budget and will notify REDHILL  Clinipace invoices for pass-through expenses shall be payable by RedHill via ACH/WIRE within thirty (30) days after RedHill’s receipt of each invoice.

At the end of the project Clinipace will perform a final reconciliation of pass-through costs providing detailed record of each pass-through item in the pass-through pay-down account.

Investigator Grants

Current estimate of Investigator Grants:

Investigator Grants	$ [****]

RedHill agrees to reimburse Clinipace for Investigator Grants, currently estimated to be approximately US $[****]for the duration of the study (up to $$ [****]per subject, [****]). It is the combined responsibility of Clinipace and RedHill to negotiate and execute Investigator Agreements. Only Investigator Agreements duly signed by RedHill will serve to establish the actual basis for Investigator Grant payments and reconciliation.

Attachment A-1: Study Work Order

As a prepayment of the Investigator Grants, [****] shall be due and payable, upon initiation of patient enrollment, which is conditional upon pre-approval in writing by RedHill. This will establish a pass-through Investigator-Grants account. Clinipace will track the disbursement of pass-through Investigator-Grants and invoice RedHill US $25,000 each time the balance in the pass-through pay-down account drops below US [****]. Clinipace invoices for pass-through expenses shall be payable by RedHill via WIRE within thirty (30) days after RedHill’s receipt of each non-disputed invoice.

At the end of the project Clinipace will perform a final reconciliation of pass-through costs providing detailed record of each pass-through item from the pass-through pay-down account.

As a status update, at least once a month, Clinipace will send RedHill a detailed breakdown of both the accumulated pass-through costs and the Investigators Grants costs so (even if we the amount for invoicing hasn’t been reached).

Attachment A-1: Study Work Order

ACH/Wire Instructions:
Beneficiary: Clinipace, Inc.
Account #: [****]
Bank Name: [****]
Bank Address: [****]
USABank Swift: [****]
Bank Routing: [****]

Clinipace FEIN: [****]

Term

The term of this Attachment A-1 shall commence execution of this A-1 and terminate upon the completion of all deliverables, unless terminated sooner in accordance with the terms of the MSA. RedHill and Clinipace agree that the terms and conditions of this Attachment A-1 may be modified in the event that the duration or scope of the Trial is significantly altered to an extent markedly affecting the tasks, but only in accordance with a Change Order agreed by both parties, as defined in the Master Service Agreement.

Signature

Clinipace and RedHill each hereby agree to the terms and conditions of this Attachment A-1, which are subject to the terms and conditions of the Master Services Agreement executed by the parties, effective as of October 28, 2012 (the “MSA”). This Attachment A-1 is hereby incorporated in and made a part of the MSA. Capitalized terms that are not defined herein shall have the meaning given to such terms in the MSA.

CLINIPACE, INC.:		RedHill Biopharma Ltd.:

By:	/s/	By:	/s/

Name:		Name:

Title:		Title:

Date:		Date:

Attachment A-1: Study Work Order